UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): June 29, 2018 Command Center, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington	000-53088	91-2079472
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3609 S. Wadsworth Blvd., Suite 250, Lakewood, CO	80235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 464-5844

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

On June 29, 2018, Command Center, Inc. (the “Company”) entered into an Executive Employment Agreement by and between the Company and Cory Smith, the Company’s Chief Financial Officer, effective as of July 1, 2018 (the “Smith Agreement”), as well as an Executive Employment Agreement by and between the Company and Brendan Simaytis, the Company’s Associate General Counsel, effective as of July 1, 2018 (the “Simaytis Agreement”).

The Smith Agreement provides for Mr. Smith to continue serving as the Company’s Chief Financial Officer during an initial one-year term and to receive an annual base salary of $180,000, payable at periodic intervals in accordance with the Company’s normal payroll practices. Mr. Smith will also be eligible for (i) a performance bonus during the initial term of the Smith Agreement tied to the Company’s earnings and equal to 25% of the executive team’s 2018 earnings bonus pool equal to 15% of the Company’s 2018 adjusted EBITDA exceeding $3 million, (ii) a lump sum payment of $50,000 in the event of a Change of Control (as defined in the Smith Agreement) of the Company during the term or within six months following the term of the Smith Agreement, and (iii) a $25,000 payment as a guaranteed advance of the earnings bonus, tied to the timing of a Change of Control of the Company. Mr. Smith is also entitled to vacation and other employee benefits in accordance with the Company’s policies.

Mr. Smith’s employment can be terminated at will. If Mr. Smith’s employment is terminated by the Company without cause or by Mr. Smith for good reason, he will be entitled to receive (i) his base salary through the end of the term of the Smith Agreement or for six months, whichever period is longer, (ii) the immediate vesting of all options and other awards held by Mr. Smith under the Company’s equity incentive plans, subject to certain exclusions, and (iii) a pro-rated payment of the earnings bonus. If Mr. Smith’s employment is terminated by the Company without cause within 12 months following a Change of Control, Mr. Smith will be entitled to receive his base salary for the greater of six months or the time remaining in the current term of the Smith Agreement, and any issued but then unvested stock options will automatically become vested.

The Simaytis Agreement provides for Mr. Simaytis’s employment as the Company’s Executive Vice President and General Counsel during an initial one-year term and to receive an annual base salary of $200,000, payable at periodic intervals in accordance with the Company’s normal payroll practices. Mr. Simaytis will also be eligible for (i) a performance bonus during the initial term of the Simaytis Agreement tied to the Company’s earnings and equal to 25% of the executive team’s 2018 earnings bonus pool equal to 15% of the Company’s 2018 adjusted EBITDA exceeding $3 million, (ii) a lump sum payment of $50,000 in the event of a Change of Control (as defined in the Simaytis Agreement) of the Company during the term or within six months following the term of the Simaytis Agreement, and (iii) a $25,000 payment as a guaranteed advance of the earnings bonus, tied to the timing of a Change of Control of the Company. Mr. Simaytis is also entitled to vacation and other employee benefits in accordance with the Company’s policies.

Mr. Simaytis’s employment can be terminated at will. If Mr. Simaytis’s employment is terminated by the Company without cause or by Mr. Simaytis for good reason, he will be entitled to receive (i) his base salary through the end of the term of the Simaytis Agreement or for six months, whichever period is longer, (ii) the immediate vesting of all options and other awards held by Mr. Simaytis under the Company’s equity incentive plans, subject to certain exclusions, and (iii) a pro-rated payment of the earnings bonus. If Mr. Simaytis’s employment is terminated by the Company without cause within 12 months following a Change of Control, Mr. Simaytis will be entitled to receive his base salary for the greater of six months or the time remaining in the current term of the Simaytis Agreement, and any issued but then unvested stock options will automatically become vested.

The foregoing descriptions of the Smith Agreement and the Simaytis Agreement do not purport to be complete and are qualified in their entirety by reference to the Smith Agreement and the Simaytis Agreement, as applicable, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01
Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of July 1, 2018, by and between the Company and Cory Smith.
10.2	Executive Employment Agreement, dated as of July 1, 2018, by and between the Company and Brendan Simaytis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMAND CENTER, INC.

Dated: July 6, 2018	By:	/s/ Brendan Simaytis
	Name:	Brendan Simaytis
	Title:	Executive Vice President, General Counsel & Secretary